Exhibit 10.ccc

Adopted pursuant to resolutions of the Cinergy Corp.

Benefits Committee on December 16, 2003

AMENDMENT TO THE

CINERGY CORP. NON-UNION EMPLOYEES’ 401(K) PLAN

The Cinergy Corp. Non-Union Employees’ 401(k) Plan, as amended and restated effective January 1, 2003, and as subsequently amended, is hereby amended, effective as of January 1, 2004.

Explanation of Amendment

The amendment (i) provides that the portion of each participant’s Profit Sharing Contributions Account that is attributable to dividends on Cinergy Stock is to be at all times fully vested, (ii) permits investment diversification at any time with respect to the portion of each participant’s Profit Sharing Contributions Account that is attributable to dividends on Cinergy Stock and (iii) clarifies when investment diversification is permitted with respect to Profit Sharing Contributions made to the Plan.

Amendment

(a)                                    Section 5.2 of the Plan is hereby amended and restated in its entirety to provide as follows:

“5.2        Profit Sharing Contributions Account.

A Member shall be fully vested and have a nonforfeitable interest in his Profit Sharing Contributions Account upon the earlier of (i) completion of three Years of Service or (ii) after reaching age 65 while an Employee.  Notwithstanding the immediately preceding sentence, a Member shall at all times be fully vested and have a nonforfeitable interest in that portion of his Profit Sharing Contributions Account that is attributable to dividends on Cinergy Stock.”

(b)                                   Section 7.2(b) of the Plan is hereby amended and restated in its entirety to provide as follows:

“(b)        Investment Transfers.  Except as otherwise provided in this section, assets in the Member’s Matching Contributions Account and Profit Sharing Contributions Account will remain invested in the Cinergy Stock Fund until distributed under Article 6, and may not be reallocated among the Investment Funds.

(1)                                    A Member who has attained age 50 may reallocate assets in the Matching Contributions Account and Profit Sharing Contributions Account among the Investment Funds, in accordance with the provisions of Subsection 7.1(b).

(2)                                    At any time a Member may reallocate among the Investment Funds, in accordance with the provisions of Subsection 7.1(b), that portion of his Profit Sharing Contributions Account that is attributable to dividends on Cinergy Stock.

(3)                                    At any time after March 1 of the third Plan Year following the Plan Year during which a Profit Sharing Contribution is made on behalf of a Member, the Member may reallocate among the Investment Funds, in accordance with the provisions of Subsection 7.1(b), that portion of his Profit Sharing Contributions Account that is attributable to such Profit Sharing Contribution.”

IN WITNESS WHEREOF, Cinergy Corp. has caused this Amendment to be executed and approved by its duly authorized officer, effective as of the date set forth herein.

By:	/s/ Timothy J. Verhagen

Timothy J. Verhagen
Vice President of Human Resources